
                                                 Exhibit 12
                                                 ----------


                           SOUTH JERSEY INDUSTRIES, INC.
          Calculation of Ratio of Earnings from Continuing Operations to
                    Fixed Charges (Before Federal Income Taxes)
                                  (IN THOUSANDS)


                                      Fiscal Year Ended December 31,
                      ------------------------------------------------------------
                          1997        1996        1995        1994        1993
                      ------------------------------------------------------------
Net Income*               $18,429     $18,265     $14,874     $10,209     $14,455

Federal Income Taxes,      10,716      10,155       8,753       5,400       7,282

Fixed Charges**            20,320      20,408      20,442      15,402      14,906

Capitalized Interest         (107)       (114)        (98)       (120)       (191)
                      ------------------------------------------------------------

Total Available           $49,358     $48,714     $43,971     $30,891     $36,452
                      ============================================================


Total Available              2.4x        2.4x        2.2x        2.0x        2.5x
---------------------
Fixed Charges




 * Net Income before Discontinued Operations and Cumulative Effect of a Change in Accounting Principle.

** Includes interest and preferred securities dividend requirements of a subsidiary.